UNITED STATES DISTRICT COURT

                             DISTRICT OF CONNECTICUT


DYNAMICS CORPORATION OF AMERICA,             :    CIVIL ACTION NO.
                                             :    3:97CV702 (GLG)(WIG)
                           Plaintiff,        :
                                             :
VS.                                          :
                                             :
WHX CORPORATION and                          :
SB ACQUISITION CORP.,                        :
                                             :
                           Defendants.       :    May 5, 1997
                                             :
SB ACQUISITION CORP.,                        :
                                             :
                  Counterclaim-plaintiff,    :
                                             :
VS.                                          :
                                             :
DYNAMICS CORPORATION OF AMERICA,             :
ANDREW LOZYNIAK, PATRICK J. DORME,           :
HENRY V. KENSING, RUSSELL H.                 :
KNISEL, SAUL SPERBER, HAROLD COHAN,          :
FRANK A. GUNTHER, JOHN A. THOMPSON,          :
and RONALD STEINER,                          :
                                             :
                  Counterclaim-defendants.   :


                          MOTION TO AMEND COUNTERCLAIMS
                          -----------------------------

                  Counterclaim-plaintiff hereby moves the Court pursuant to Rule 15(a) of the Federal Rules of Civil Procedure for an order (in the form annexed hereto) granting leave to amend its counterclaims.
                  This motion is based upon the proposed Answer and First Amended Counterclaims, attached hereto, and counterclaim-plaintiff's Memorandum in Support of its Motion for Leave to Amend its Counterclaims.

Dated:            May 5, 1997




                                           -------------------------
                                           John F. Conway (CT 04763)
                                           Phyllis M. Pari (CT 08132)
                                           WIGGIN & DANA
                                           One Century Tower
                                           New Haven, CT  06508
                                           (203) 498-4400

                                           Attorneys for Defendants/
                                           Counterclaim-Plaintiff


Of Counsel:

Thomas J. Fleming
David E. Bamberger
OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
505 Park Avenue
New York, New York  10022
(212) 753-7200

                          UNITED STATES DISTRICT COURT

                             DISTRICT OF CONNECTICUT


DYNAMICS CORPORATION OF AMERICA,             :    CIVIL ACTION NO.
                                             :    3:97CV702 (GLG)(WIG)
                           Plaintiff,        :
                                             :
VS.                                          :
                                             :
WHX CORPORATION and                          :
SB ACQUISITION CORP.,                        :
                                             :
                           Defendants.       :    May __, 1997
                                             :
SB ACQUISITION CORP.,                        :
                                             :
                  Counterclaim-plaintiffs,   :
                                             :
VS.                                          :
                                             :
DYNAMICS CORPORATION OF AMERICA,             :
ANDREW LOZYNIAK, PATRICK J. DORME,           :
HENRY V. KENSING, RUSSELL H.                 :
KNISEL, SAUL SPERBER, HAROLD COHAN,          :
FRANK A. GUNTHER, JOHN A. THOMPSON,          :
and RONALD STEINER,                          :
                                             :
                  Counterclaim-defendants.   :

                     ANSWER AND FIRST AMENDED COUNTERCLAIMS
                     --------------------------------------

                  Defendants WHX Corporation ("WHX") and SB Acquisition Corp. ("SB"), by their attorneys, Wiggin & Dana and Olshan Grundman Frome & Rosenzweig LLP, state:
                  1. Deny the allegations in paragraphs 7, 28, 34, 39, 40 41, 45, 63, 64, 72, 73, 74, 77,78 79, 82, 83, 89, 91, 92, 96, 97, 98 and 100.

                  2. Deny knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 9, 45, 47, 65 and 66.
                  3. Deny the allegations in paragraphs 3, 4 5, 6, 13, 25, 26, 27, 29, 30, 31, 33, 38, 42, 48, 49, 51, 52,54, 55, 56, 58, 59, 61, 62 and 67 and
refer the Court to WHX's Tender Offer Statement on Schedule 14d-1, as supplemented and amended,for its complete contents.
                  4. The allegations in paragraph 8, 69, 70, 71, 76, 81, 85, 86, 87, 88, 90, 94, 95 and 102 are legal conclusions as to which no answer need be made.
                  5. In response to paragraphs 68, 75, 80, 84, 93 and 99, restate their denials and admissions in cross-referenced paragraphs.
                  6. Deny the allegations in paragraph 1, except admit that WHX, through its subsidiary SB, has commenced a tender offer and previously announced its desire to acquire DCA and its intent to solicit proxies to enable it to elect four of its nominees to DCA's Board of Directors and to adopt certain changes in its by-laws and respectfully refer the Court to WHX's Schedule 14d-1, as supplemented and amended, for its contents.
                  7. Deny the allegations in paragraph 2, except admit that WHX filed tender offer materials, which have been supplemented and amended, and preliminary proxy materials and respectfully refer the Court to WHX's Schedule 14d-l, as supplemented and amended, and the preliminary proxy statement, for their complete contents.
                  8. Admit the allegations in paragraphs 10 and 11.
                  9. Deny the allegations in paragraph 12, except that admit that Mr. LaBow is a bankruptcy specialist, who formerly worked in a New York City investment bank, a firm that he left in 1989 to form a partnership that acquired control of Wheeling-Pittsburgh Steel Corporation ("WPS") through a plan of reorganization in its Chapter 11 proceedings, and that Mr. LaBow was chairman of WPS which, along with other affiliates, was reorganized into a new holding company, WHX, on or about July 26, 1994.
                  10. Deny the allegations in paragraphs 14, 15 and 16 and refer the Court to the Schedule 13d, as amended, filed by the Regency Shareholders Committee for its complete contents, except admit that Robert Frome and Marvin Olshan are partners of Olshan Grundman Frome & Rosenzweig LLP and that Marvin Olshan is a director and secretary of WHX.
                  11. Deny the allegations in paragraph 17, except admit that in late 1994, WHX sought to acquire Teledyne, Inc., ("Teledyne"), a California-based aviation and electronics business.
                  12. Deny the allegations in paragraph 18, except admit that Teledyne rejected WHX's proposals and refer the court to Teledyne's public announcements for their complete terms.

                  13. Deny the allegations in paragraph 19, except admit that WHX continued to pursue its proposals concerning a business combination with Teledyne after Teledyne indicated a lack of interest in its initial proposal, and that WHX thereafter made additional bids and participated in proxy contests involving Teledyne, and that Teledyne ultimately announced a merger agreement with Allegheny Ludlum Corp.
                  14. Deny the allegations in paragraph 20, except admit that on or about October 1, 1996, the Steelworkers' contract expired and union workers struck at WHX plants.
                  15. Deny the allegations in paragraph 21, except deny knowledge or information sufficient to form a belief as to the truth of the allegations concerning the length of strikes at other steelmakers, the statements by union officials and admit that the strike continues to this day.
                  16. Deny the allegations in paragraph 22, except admit that WHX submitted its business proposals to DCA while the strike was underway and further that, among other things, DCA owns approximately 44% of CTS.
                  17. Deny the allegations in paragraph 23, and refer the Court to WHX's letter for its complete contents, except admit that the letter was sent on or about March 27, 1997.
                  18. Deny the allegations in paragraph 24, except admit that on March 31, 1997, WHX filed a Tender Offer Statement on Schedule 14d-1 with the SEC and respectfully refer the Court to its Tender Offer, as amended, for its complete contents.

                  19. Deny the allegations in paragraph 32, and refer the Court to the Rights Agreement for its complete contents.
                  20. Deny the allegations in paragraph 35, except admit that on March 31, 1997 WHX filed a preliminary proxy statement with the SEC.
                  21. Deny the allegations in paragraph 36, except admit that WHX has filed a proposed letter to DCA shareholders with the SEC as preliminary proxy material and that the letter discusses WHX's offer to purchase shares at $40 per share and a proposed merger.
                  22. Deny the allegations in paragraph 37, except admit that on April 9, 1997, WHX issued a press release and refer the Court to the press release for its complete contents.
                  23. Deny the allegations in paragraph 43, except admit that on or about March 13, 1997 Lichtenstein sold 80,000 DCA shares to WHX for approximately $32.50 per share and that approximately two weeks later WHX proposed a merger between DCA and WHX, under which WHX would pay $40 per DCA share, an offer which has since been increased to $45.
                  24. Deny the allegations in paragraph 44, except admit that WHX purchased approximately 80,000 shares of DCA from Lichtenstein and that both Lichtenstein and WHX have from time to time utilized the same law firm.
                  25. Deny the allegations in paragraph 50, except admit that WHX has not disclosed that completion of the Tender Offer will trigger the Rights Agreement, because such statement is false and further respectfully refer the Court to WHX's Schedule 14d-1, as amended and supplemented, for a correct statement of WHX's position with respect to the effect of a consummated tender offer on the Rights Agreement.

                  26. Deny the allegations in paragraphs 53 and 57, and refer the Court to DCA's Certificate of Incorporation for its complete terms.
                  27. Deny the allegations in paragraph 60, and refer the Court to the letter for its complete terms, except admit that the letter was sent on March 27 and signed by Mr. LaBow, as Chairman of the Board of WHX.
                  28. Deny the allegations in paragraph 101, except admit that DCA has provided certain information to WHX and has communicated to WHX its disagreement with WHX's request for certain additional information.

                            First Affirmative Defense
                            -------------------------

                  29. The Complaint fails to state a claim for relief.

                           Second Affirmative Defense
                           --------------------------

                  30. The Complaint and each of its claims are barred by the doctrine of unclean hands.

                            Third Affirmative Defense
                            -------------------------

                  31. The Complaint and each of its claims are barred by the doctrine of laches.

                           Fourth Affirmative Defense
                           --------------------------

                  32. The Court lacks subject matter jurisdiction because there is no case or controversy. Defendants having mooted all of plaintiff's claims through additional and/or corrective public disclosure.

                           FIRST AMENDED COUNTERCLAIMS
                           ---------------------------

                  33. Counterclaim-plaintiff SB Acquisition Corp. for its First Amended Counterclaims against the counterclaim- defendant alleges upon knowledge as to itself and upon information and belief as to all other matters as follows:

                                   The Parties
                                   -----------

                  1. Counterclaim-plaintiff SB Acquisition Corp. ("SB") is a New York corporation with its principal place of business in New York, New York. SB owns 109,861 shares of Dynamics Corporation of America ("DCA"), representing approximately 2.9% of DCA's outstanding shares.
                  2. Counterclaim-defendant Dynamics Corporation of America ("DCA") is a New York corporation with its principal place of business in Greenwich, Connecticut. DCA's common stock is registered with the SEC under
Section 12 of the Exchange Act and its shares are listed for trading on the New York Stock Exchange.
                  3. Counterclaim-defendants Andrew Lozyniak, Patrick S. Dorme, Henry V. Kensing, Saul Sperber, Harold Cohan, Russell

H. Knisel, Frank A. Gunther, John A. Thompson and Ronald Steiner are each directors of DCA (the "Director Defendants").

                                  Jurisdiction
                                  ------------

                  4.  This  Court  has  jurisdiction  over  the   counterclaims,
pursuant to 28 U.S.C. Sections 1331 & 1367, and Rule 13(a), Fed. R. Civ. P.

                              Whx's Merger Proposal
                              ---------------------

                  5. On March 27, 1997, SB's parent company, WHX Corporation ("WHX") telecopied to DCA's corporate headquarters a letter offering to acquire in a merger transaction all the outstanding shares of common stock of DCA at a price of $40 per share. Because time is of the essence in merger and acquisition activity, WHX's letter added, "If we do not hear from you by the close of business on Friday, March 28, we are authorized to present this proposal directly to your stockholders, through a proxy solicitation at the upcoming annual meeting and through a cash tender offer."
                  6. WHX followed up on its proposal with telephone calls to DCA's Chief Executive Officer, Andrew Lozyniak. Lozyniak neither accepted nor returned WHX's calls.

                         SB's $45 Per Share Tender Offer
                         -------------------------------

                  7. On March 31, SB commenced a tender offer to acquire up to 649,000 shares of DCA common stock, representing approximately 17% of DCA's outstanding shares. The initial tender offer price was $40 per share in cash. At the same time, SB filed its Schedule 14D-1 with the SEC. Inasmuch as SB's parent, WHX, has over $350 million of cash on its balance sheet, neither the tender offer nor the cash merger proposal -- together valued at $160 million -- is subject to financing.
                  8. In addition to its filing on Schedule 14D-1, SB also disseminated to DCA's shareholders its offer to purchase their shares containing the information required by SEC Rule 14d-3. The offer spells out in detail its terms and provides information concerning DCA, SB and other matters that are required to be disclosed. The tender offer discloses that SB's "purpose" is to "acquire a significant equity interest in the Company as the first step in a business combination of" SB and DCA.
                  9. SB's tender offer further disclosed its intent to propose 4 nominees for election to DCA's seven-person board at its annual meeting, which was then scheduled for May 2, 1997. DCA simultaneously filed preliminary proxy material with the SEC.
                  10. On April 9, SB announced that it was increasing its tender offer price to $45 per share, as well as the cash merger price. On Thursday, April 10, 1997, SB supplemented its tender offer by distributing to shareholders a supplement (the "First Supplement") disclosing the higher price, as well as the elimination of other conditions.

                  11. In 1996, the highest trading price for DCA common stock was $29.25 per share. The tender offer and merger proposal thus represent a 54% premium over this high watermark. In response to the tender offer, DCA's shares have traded at steadily increasing prices, closing at $44-1/8 on April 22, 1997.

                  SB's Amended Offer For Any And All DCA Shares
                  ---------------------------------------------

                  12. On April 30, SB issued its Fourth Supplement to its tender offer. In the Fourth Supplement, SB amended its offer to purchase any and all shares of DCA common stock at $45 per, upon the condition that, among other things, (i) DCA's "poison pill" rights have been redeemed by DCA's board and
(ii) the restrictions contained in N.Y.B.C.L. Section 912(b) have been waived by DCA's board of directors. The Fourth Supplement also sets forth corrective disclosure as directed by this Court's opinion dated April 29, 1997. The expiration and withdrawal date for the tender offer was extended to May 20, 1997.

                  13. The Fourth Supplement re-affirmed SB's intent to conduct a proxy contest to elect its nominees to DCA's Board at DCA's annual meeting scheduled for August 1, 1997. SB's nominees will be pledged to take all steps necessary and proper to effectuate WHX's merger proposal.

                       DCA's Response To SB's Tender Offer
                       -----------------------------------

                  14. As directors of DCA, the Director Defendants owe fiduciary duties to the shareholders of DCA, including SB. The

Director Defendants are in fact trustees for the shareholders and are required to consider the interests of the shareholders, along with other considerations appropriate under New York law, above their own personal interests. In the context of a proposed change of control, such as presented by SB's tender offer and impending proxy contest, directors face a grave potential conflict of interest, since their wish to retain privileges of office may conflict with their obligation single-mindedly to advance the best interest of their shareholders and other corporate constituencies.

                  15. The Director Defendants have already demonstrated that they lack sufficient regard for their fiduciary duties and that, in their zeal to profit from and retain their control of DCA, they are unwilling to abide by their fiduciary responsibilities. Thus:

                  (a) Just a few hours after SB's tender offer had been announced, DCA issued a press release describing it as "wholly inadequate." DCA's knee-jerk response came without any inquiry into the offer;
                  (b) Defendant Lozyniak consistently failed to accept, or to return, calls placed to him by WHX's Chairman, demonstrating that he was not prepared to review the offer in furtherance of his fiduciary duties, but was motivated by a desire to remain entrenched in office and more concerned about retaining his executive perquisites than in fulfilling his responsibilities under New York law;

                  (c) Instead of communicating with SB regarding its tender offer, the Director Defendants decided to award lucrative "golden parachute" contracts to themselves and senior management, further insulating senior management and the Director Defendants from DCA's true owners, its shareholders;
                  (d) The Director Defendants immediately resorted to a series of tactical maneuvers, many of which were illegal, in order to prevent shareholders from voting upon SB's tender offer at the annual meeting scheduled for May 2, 1996. The response of the Director Defendants included postponing the meeting and taking steps to prevent a majority of directors from being submitted for re-nomination at the annual meeting. As set forth in detail at counts III through VI below, these actions violate New York law; and
                  (e) In evaluating SB's tender offer, the Director Defendants have failed, and continue to fail, to take into consideration the long-term and short-term interest of DCA and its shareholders as required in contravention of New York law.
                  16. Directors who are determined to oppose an unsolicited acquisition offer frequently resort to changes in and/or overly tortured interpretations of by-laws and shareholder meeting procedures in their efforts to stymie and defeat the acquisition proposal. On April 11, 1997, DCA and the Director Defendants embarked on this very course, undertaking a series of actions designed to entrench themselves and to prevent shareholders from accepting SB's tender offer. These actions include the following:

                  (a) Cancelling DCA's May 2 annual meeting and setting a new meeting date, August 1, 1997;
                  (b) Adding two directors to its seven-person board and dividing the staggered board into three classes, so that only three directors would be nominated for election at the August 1, 1997 annual meeting, instead of a majority of the Board; and
                  (c) Extending the terms of six directors, so that they would not stand for re-election at the times appointed by DCA's shareholders.
                  17. On April 11, 1997, the Board also acted to deprive DCA shareholders of their longstanding right to call special meetings upon a written request by 25% of the issued and outstanding shares. The Director Defendants increased the threshold for such a request from 25% to 66.6%, thereby effectively nullifying the right to call such special meetings. In addition, the Board amended its by-laws to deprive shareholders of their longstanding right to remove directors without cause. The vote of 80% of the Shareholders would be required to restore these rights.

                   The Issuance Of Golden Parachute Contracts
                   ------------------------------------------

                  18. Directors who have placed their personal interests ahead the interests of shareholders also frequently resort to

"golden parachute" contracts to insulate themselves and others from shareholder wishes. These contracts both deter shareholder activism and enrich senior management in the event shareholders decide that they have performed poorly. In immediate response to WHX's tender offer, the Director Defendants promptly turned to DCA and made one further grab from its corporate fisc.
                  19. On April 11, 1997, the Director Defendants thus approved amendments to the employment agreements of defendants Lozyniak, Kensing and Dorme, which now provide them with lavish benefits in the event of "change in control." In addition on April 11, the Compensation Committee of the Board awarded 5,000 shares to defendant Steiner. To demonstrate the over-reaching of the Director Defendants, one need look no further than these amended employment agreements, which provide that, should the shareholders vote out a majority of the Board, then these Director Defendants will be entitled to lucrative payments from DCA. In other words, even if these directors defy shareholder wishes, they stand to be rewarded by DCA. These amended employment agreements display in clearest terms the desire on the part of the Director Defendants to advance their personal interests, rather than fulfill their obligations as fiduciaries for the shareholders.
                  20. The Director Defendants similarly issued lucrative "golden parachute" employment contracts to 37 employees and lucrative severance benefits to at least six other persons. Each of these contracts provides that, should the shareholders exercise their right to remove the current Board, the employees will immediately be entitled to substantial "severance" benefits. As a result, upon a change in the Board, the entire senior management of DCA is now incentivized to quit in order to obtain payments up to triple their annual salaries. Again, these contracts are naked attempts to insulate the Board from shareholder wishes and to punish shareholders who exercise their right to remove directors.

                 DCA's Abuse Of Its Rights Plan And Section 912
                 ----------------------------------------------

                  21. Since 1986 DCA has also had a "poison pill" shareholder rights plan (the "Rights Plan") under which DCA distributed a security known as a "right" to shareholders (the "Right(s)"). The Rights entitled shareholders to purchase shares of DCA under certain circumstances on economic terms that impose a substantial economic penalty on would be acquirors of DCA, such as SB. Among the events that cause the exercisability of the Rights to be triggered is the acquisition by any person, in a transaction that is not approved by the DCA board, of more than 20% of DCA's outstanding shares. The "poison pill" is thus a defensive measure that, unless voluntarily redeemed by DCA's board of directors, can prevent an acquisition from occurring, since the would be acquiror would be unwilling or unable to purchase shares if such purchases would trigger the exercise of the Rights and thus impose a large economic penalty on the acquiror.
Section 912 of New York's Business Corporation Law

("Section 912") similarly imposes burdens on a person who acquires in excess of 20% of the outstanding shares of a New York corporation, making it onerous, and perhaps impractical, to acquire more than 20% without Board approval.
                  22. The existence of DCA's Rights Plan and Section 912 may require counterclaim-plaintiff SB to conduct and win a proxy contest to replace DCA's existing board if SB wishes to present its merger proposal directly to shareholder. Under the terms of the existing DCA poison pill Rights Plan, the Rights can be rendered inapplicable to SB's offer and tender offer either by DCA's current directors or by their duly elected successors. At the annual meeting of shareholders scheduled for August 1, 1997, the director nominees proposed by SB and WHX will be pledged to render the Rights and Section 912 inapplicable to SB's offer.
                  23. For the  reasons  set forth  above,  the  Rights  Plan and
Section 912 are powerful weapons. They permit the incumbent directors to entrench themselves and prevent the consummation of SB's tender offer, even though the non-management shareholders -- who control more than 93% of DCA's outstanding shares -- may wish to sell their shares to SB in its premium tender offer. These devices also permit the Director Defendants to continue the excessive compensation and other policies that have separated top management's personal economic interest from those of DCA's public shareholders and employees.
                  24. By   virtue    of   the    facts    set   forth    above,
counterclaim-plaintiff accordingly has reasonable grounds to believe that the director defendants will misuse DCA's "poison pill" shareholder Rights Plan and Section 912, whose only proper purposes are to protect shareholders against coercive and illegitimate takeover tactics and unfair and inadequate offers, to block shareholder consideration of SB's offer, notwithstanding that the offer is extended to all DCA shareholders on an equal basis, is fully financed, and is for all cash at a very substantial premium to the market price of DCA's stock just days before WHX's initial merger proposal. Counterclaim-plaintiff SB's offer cannot be perceived by any reasonable business person or fiduciary as an unfair or inadequate offer. Given that SB originally intended, and still seeks to have, shareholders be afforded an opportunity to vote at a meeting for directors pledged to enable shareholders to consider the offer, SB's offer could not be reasonably perceived as coercive or illegitimate. Under these circumstances, and as required by New York law, DCA and the Director Defendants are obligated to redeem the DCA Rights plan and waive Section 912 for SB's offer, or for any fully financed all-cash, all share offers at prices of $45 and above. However, the Director Defendants have, by their conduct, indicated that they wrongfully intend not to do so.
                  25. Moreover, DCA has misinterpreted its own articles of incorporation so that its board of directors can be expanded from 7 directors to 9 directors and the staggered terms of the board can be stretched from two classes of directors to three classes of directors. DCA's response to SB's offer thus indicates that the Director Defendants are entrenched in their corporate offices and intend to obstruct the appropriate and proper consideration of SB's offered by the DCA Board and by DCA's shareholders. By so entrenching themselves, the Director Defendants have violated, and are continuing to violate, their fiduciary duties.
                  26. The efforts of SB and WHX to effectuate a business combination with DCA at a substantial premium is a platform that SB believes will enjoy enormous and widespread support among the non-management shareholders of DCA. Proxy contests and tender offers are classic instances of shareholder democracy and are extensively regulated by federal law. Federal law provides parties such as SB with the federal right to make a nationwide tender offer and complete the offer upon a federally-specified time schedule. Federal law also provides parties such as SB with the right to solicit proxies nationwide. These federal provisions are substantive efforts by the United States Congress to promote shareholder democracy and guarantee a free market and corporate control and to promote the national economic welfare by providing for efficient allocation of economic resources. To the extent the Director Defendants, by improperly manipulating the corporate machinery of DCA, seek to impinge upon or frustrate the exercise of SB's right to seek to effectuate a business combination with DCA, they will cause irreparable harm to SB, to all public shareholders of DCA, and to the public interest.

                             FIRST CLAIM FOR RELIEF
                             ----------------------
                  27. Counterclaim-plaintiff   restates   the   allegations   in
paragraphs 1 through 26 above.

                  28. On July 1, 1975, DCA amended its Certificate of Incorporation, pursuant to a Certificate of Amendment, annexed as Exhibit A (the "Amendment"). In the Amendment, DCA eliminated Article XV of its then Certificate of Incorporation in its entirety and substituted a new Article XV ("Article XV"). The new Article XV purports to require that the affirmative vote of 80% of the outstanding voting stock of DCA is necessary to approve a merger of DCA with another party if the other party is the "beneficial owner" of 5% of more of the outstanding voting of DCA, unless (i) the transaction is consistent with a Memorandum of Understanding approved by the Board of DCA prior to the time such person shall have become a beneficial owner of 5%or more of the outstanding voting stock of DCA, or (ii) DCA and its subsidiaries own a majority of the outstanding voting stock of such person.

                  29. Effective December 16, 1985, the State of New York adopted
Section 912 to its Business Corporation Law in order to, among other things, promote the long-term growth of New York resident corporations. As adopted,
Section 912 prohibited a New York resident corporation from engaging in a "business combination" with any interested shareholder, which is defined as a shareholder who is the beneficial owner of 20% of more of the stock of a corporation for a period of five years from the time the shareholder acquired the stock, unless certain conditions are met, and subject to certain exceptions.
                  30. Effective  January 26, 1997, the State of New York amended
Section 912 to extend the statute to all New York corporations, irrespective of residence. Accordingly, by its express terms, Section 912 now applies to DCA, a New York corporation.
                  31. In Section 912(d), the statute provides in pertinent part:

                  "(d) The provisions of this section shall not apply"

                  (1) to any business combination of a domestic [New York] corporation that does not have a class of voting stock registered with the Securities and Exchange Commission pursuant to section twelve of the Exchange Act, unless the certificate of incorporation provides otherwise; or

                                      * * *

                  (3) to any business combination of a domestic [New York] corporation (i) the original certificate of incorporation of which contains a provision expressly electing not to be governed by this section, or (ii) which adopts an amendment of such corporation's by-laws prior to March thirty-first, nineteen hundred eighty-six, expressly electing not to be governed by this section, or (iii) which adopts an amendment of such corporation's by-laws, approved by the affirmative vote of the holders, other than interested shareholders and their affiliates and associates, of a majority of the outstanding voting stock of such corporation, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by this section, provided that such amendment to the by-laws shall not be effective until eighteen months after such vote of such corporation's shareholders and shall not apply to any business combination of such corporation with an interested shareholder whose stock acquisition date is on or prior to the effective date of such amendment . . ."

                  32. At no time have the shareholders of DCA approved an amendment to its corporate by-law expressly electing not to be governed by N.Y.B.C.L. 912.

                  33. Based upon the foregoing, DCA, as a New York corporation, is bound to comply with Section 912. Article XV of DCA's corporate charter, as amended, is invalid and unenforceable because it is inconsistent with Section 912 in at least the following ways:
                           (i)  Article XV provides that a holder of 5% of DCA's
common shares cannot engage in a business combination of DCA, absent a super-majority vote, instead of imposing such a requirement upon a holder in excess of 20% of the common stock, as required by N.Y.B.C.L. Section 912(a)(10)(A);
                           (ii)  Article XV establishes a requirement of 80%
affirmative vote for a business combination with an interested shareholder, instead of a majority the disinterest shares, as set forth in N.Y.B.C.L. Section 912(c)(2);
                           (iii)  Article XV fails to include a "fair price"
exclusion for business combinations at or in excess of certain prices, as set forth in N.Y.B.C.L. Section 912(c)(3).
                  34. In its tender offer, counterclaim-plaintiff SB now proposes to acquire in excess of 5% of the common stock of DCA. In connection with the SB tender offer, DCA has declared that upon such an acquisition, SB will be bound by Article XV of its corporate charter, as amended. DCA has further declared that SB is already the beneficial owner of in excess of 5% of DCA's shares due to a "group." As a result, a genuine dispute exists between the parties concerning the enforceability of Article XV.
                  35. Accordingly, counterclaim-plaintiff SB seeks a declaration pursuant to 28 U.S.C. Section 3301 that Article XV of DCA's Articles of Incorporation, as amended, is invalid and unenforceable.

                             SECOND CLAIM FOR RELIEF
                             -----------------------

                  36. Counterclaim-plaintiff restates the allegations in paragraphs 1 through 35 above.
                  37. On Monday, March 31, 1997, the same day that SB issued its tender offer, DCA issued a press release announcing its position that SB's $40 per share cash merger offer was "totally inadequate."
                  38. Pursuant to Section 14(d) of the Securities Exchange Act of 1934 (the "1934 Act"), the SEC has promulgated regulations governing the tender offer process. SEC Rule 14d-9, 17 C.F.R. Section 240.14d-9, establishes regulations governing solicitations or recommendations to securityholders regarding tender offers.
                  39. Rule 14d-9 prohibits a company that is the subject of a tender offer, such as DCA, from making any solicitation or recommendation regarding the tender offer, unless the company has filed with the SEC a Schedule 14d-9 containing certain requisite disclosures. The press release issued by DCA on March 31, clearly constituted a recommendation regarding a pending tender offer. DCA did not then have on file a Schedule 14d-9 and, in fact, did not file such a schedule until April 11, 1997.

                  40. Based upon the foregoing, DCA has violated Section 14(d) of the 1934 Act and Rule 14d-9 promulgated thereunder. The foregoing violation was willful.

                  41. Absent   preliminary  and  permanent   injunctive  relief,
counterclaim-plaintiff will likely suffer irreparable harm.

                  42. Counterclaim-plaintiff has no adequate remedy at law.

                             THIRD CLAIM FOR RELIEF
                             ----------------------
                  43. Counterclaim-plaintiff   restates   the   allegations   in
paragraphs 1 through 42 above.

                  44. DCA's corporate charter, as amended, provides at Article VII ("Article VII") as follows:

                           VII. A. The Board of Directors  shall  consist of not
                  less than 7 nor more than 21 members as determined from time to time by the Board of Directors. Directors need not be stockholders.

                           B. At such times as the number of directors constituting the Board of Directors shall be seven or eight, the Board of Directors shall be divided into two classes, the term of the office of each class elected at any annual meeting of stockholders will be two years and the terms thereof will be staggered so that one class will be elected each year. At such times as the number of directors constituting, the Board of Directors shall be nine or more, the Board of Directors shall be divided into three classes, the term of office of each class elected at any annual meeting of stockholders will be divided into three classes; the term of office of each class elected at any annual meeting of stockholders will be three years and the terms thereof will be staggered so that one class will be elected each year. At any annual meeting of stockholders at which the number of classes shall be increased or decreased, the number of directors of any class and the respective terms of such directors shall be fixed by the Board of Directors in a manner to obtain, as soon as practicable, the proper number of directors in each class and the respective terms of such directors."


                  45. Article VII of DCA's corporate charter thus purports to allow DCA's board of directors to be divided into two classes or three classes.
Section 704(a) of New York's Business Corporation Law, however, provides in pertinent part:

                  (a) The certificate of incorporation or the specific provisions of a by-law adopted by the shareholders may provide that the directors be divided into EITHER two, three or four classes. (emphasis added)


                  46. Article  VII of DCA's  charter is thus  inconsistent  with
Section 704(a) because it provides for multiple classes instead of either two classes, three classes, or four classes.
                  47. Accordingly, counterclaim-plaintiff SB seeks a declaration pursuant to 28 U.S.C. Section 2201 that Article VII of DCA's Articles of Incorporation, as amended, is invalid and unenforceable.

                             FOURTH CLAIM FOR RELIEF
                             -----------------------

                  48. Counterclaim-plaintiff   restates   the   allegations   in
paragraphs 1 through 47 above.

                  49. On or about April 14, 1997, DCA's board of directors purported to "reclassify" the directors from two classes to three classes of directors, pursuant to Article VII. Article VII, however, provides that the number of classes "shall be increased or decreased" at an "annual meeting of stockholders," rather than through unilateral action by DCA's directors. The attempt by the Director Defendants to re-classify the Board, and extend their own terms beyond those previously granted by shareholders, thus is unlawful under Article VII.
                  50. Accordingly, counterclaim-plaintiff SB seeks a declaration pursuant to 28 U.S.C. Section 2201 that the Director Defendants' re-classification of DCA's board of directors from two classes to three classes is invalid and unenforceable because it contravenes Article VII.

                             FIFTH CLAIM FOR RELIEF
                             ----------------------

                  51. Counterclaim-plaintiff restates the allegations in paragraphs 1 through 50 above.
                  52. At the 1995 annual meeting of directors, defendants Cohan, Gunther, Lozyniak and Kensing were elected by DCA's shareholders to serve two-year terms and until their successors were elected and qualified. Notwithstanding the fact that these directors were elected to serve only two years, on April 11, 1997, the Director Defendants purported to extend their terms unilaterally, more than three years.

                  53. On or about April 11, 1997, when DCA's board purported to reclassify itself, the Director Defendants' determined to lengthen the terms of all existing directors, except for defendant Kensing who will stand for election in the same class along with the two new directors. As a result, three directors who were elected to two-year terms at the 1995 annual meeting have purportedly had their terms "extended" by the Board until 1998. These directors are defendants Cohan, Gunther and Lozyniak.
                  54. Section 703(b) of New York's Business Corporation Law provides:

                  Each director shall hold office until the expiration of the term FOR WHICH HE IS
                  ELECTED, and until his successor has been elected and qualified. (emphasis added)

                  55. This statute reflects bedrock corporate law that directors are elected through corporate democracy to serve specific terms, not to hold their posts for life. An equally fundamental principle of corporate law is that shareholders, not directors, have the power to extend the terms of Board members. In their bid to prevent DCA's shareholders from exercising their corporate franchise, the Director Defendants decided to violate these principles of corporate democracy and extend the terms of six directors, in contravention of Section 703(b) and without shareholder approval. The Board's action is inconsistent with Section 703(b) and as a result, all directors elected to serve two-year terms at the 1995 annual meeting, must be stand for re-election at DCA's 1997 annual meeting.

                  56. Accordingly, counterclaim-plaintiff SB seeks a declaration, pursuant to 28 U.S.C. Section 2201, that the Directors Defendants' unilateral lengthening of the terms of defendants Cohan, Gunther and Lozyniak was improper and unenforceable and as a result these Director Defendants must stand for re-election at the 1997 annual meeting.

                             SIXTH CLAIM FOR RELIEF
                             ----------------------

                  57. Counterclaim-plaintiff restates the allegations in paragraph 1 through 56 above.
                  58. In response to SB's tender offer, the Director Defendants decided to tinker with DCA's corporate machinery for the sole purpose of preventing DCA's shareholders from exercising their lawful franchise and from participating in corporate democracy. Thus, on or about April 11, 1997, DCA and the Director Defendants purported to increase the board of directors from 7 to 9 and then to "re-classify" the Board so that only 3 of 9 directors would stand for re-election at the 1997 annual meeting. The Director Defendants also purported to extend their terms in office beyond those voted by shareholders and chose to continue in office by holding onto their posts and not letting shareholders vote on their terms. In addition, DCA and the Director Defendants postponed the annual meeting from May 2 to August 1, 1997, thereby preventing a majority of shareholders from exercising their immediate right to remove the board.

                  59. To  further  impede  shareholder  rights  and to  entrench management, DCA and the Director Defendants amended DCA's by-laws to prevent removal of any director without cause and to eliminate the right of shareholders holding 25% or more of the outstanding share to call for a special meeting.
                  60. The conduct of DCA and the Director Defendants in tinkering with DCA's corporate machinery solely to frustrate a shareholder vote is illegal. Accordingly, counterclaim-plaintiff SB seeks a declaration pursuant to 28 U.S.C. Section 2201 that the following acts by DCA's board are invalid and unenforceable: (i) the increase in directors from 7 to 9; (ii) the classification of the board into three classes; (iii) the extension of the terms for existing directors so that only 3 of 9 directors will stand for re-election at the 1997 annual meeting.

                            SEVENTH CLAIM FOR RELIEF
                            ------------------------
                  61. Counterclaim-plaintiff   restates   the   allegations   in
paragraph 1 through 60 above.
                  62. Based  upon  the  foregoing,   counterclaim-plaintiff   is
entitled to a preliminary and permanent injunction prohibiting DCA from implementing the changes in corporate practice set forth in paragraph 60 above.
                  63. Counterclaim-plaintiff has no adequate remedy at law.

                             EIGHTH CLAIM FOR RELIEF
                             -----------------------
                  64. Counterclaim-plaintiff restates the allegations in paragraph 1 through 63 above.
                  65. Counterclaim-plaintiff's tender offer represents a substantial premium for DCA shareholders. Upon information and belief, it has been and continues to be warmly embraced by DCA shareholders, who are anxious to reap the financial rewards offered by SB and WHX.
                  66. Effective December 15, 1988, New York amended its Business Corporation Law by enacting Section 505(a)(2) which, for the first time, permitted boards to adopt "poison pill" rights plans. These plans had previously been barred as discriminatory. In enacting Section 505(a)(2), N.Y.B.C.L., the legislature of New York made the following finding: "It is the policy of this state to provide the board of directors reasonable opportunity to evaluate and respond to such [acquisition] offers. At the same time, the legislature recognizes that adoption of this act provides significant powers to incumbent directors, use of which may be subject to abuse and accordingly, wishes is to provide for judicial review of the use of such powers."
                  67. Section 505(a)(2)(ii) of New York's Business Corporation Law thus sharply limits the authority of directors, such as the Director Defendants, to utilize a "poison pill" rights plan to frustrate shareholder desires. The statute provides in pertinent part:

                  (ii) Determinations of the board of directors whether to impose, enforce or waive or otherwise render ineffective such limitations or conditions as are permitted by clause (i) of this subparagraph shall be subject to judicial review in an appropriate proceeding in which the courts formulate or apply appropriate standards in order to insure that such limitations or conditions are imposed, enforced or waived in the best long-term interests and short-term interests of the corporation and its shareholders considering, without limitation, the prospects for potential growth, development, productivity and profitability of the corporation.

N.Y.B.C.L. Section 505(a)(2)(ii).
                  68. In refusing to speak to SB and WHX, much less to enter into negotiations, the Director Defendants have violated their obligations under New York law. The decision to reject SB's tender offer INSTANTER is contrary to the best long-term and short-term interest of DCA and its shareholders.
                  69. Based upon the foregoing, counterclaim-plaintiff SB is entitled to a preliminary and permanent injunction directing the Director Defendants to redeem the Rights so that SB's tender offer may proceed.
                  70. Counterclaim-plaintiff has no adequate remedy at law.

                             NINTH CLAIM FOR RELIEF
                             ----------------------

                  71. Counterclaim-Plaintiff restates the allegations in paragraphs 1 through 70 above.
                  72. Plaintiff has alleged that counterclaim-plaintiff has formed a "group" with other persons in violation of Section 13(d) of the 1934 Act. Counterclaim-plaintiff SB denies the foregoing allegation. As a result, a genuine dispute exists between the parties as to whether counterclaim-plaintiff SB has violated, or continues to violate,
Section 13(d) of the 1934 Act. Accordingly, counterclaim-plaintiff seeks a declaration, pursuant to 28 U.S.C. Section 2201, that it has not violated, and is not continuing to violate, Section 13(d) of the 1934 Act.

                             TENTH CLAIM FOR RELIEF
                             ----------------------
                  73. Counterclaim-Plaintiff restates the allegations in paragraphs 1 through 72 above.
                  74. DCA held its most recent annual meeting of shareholders on May 3, 1996. Under Section 603 of New York's Business Corporation Law, a New York corporation must hold its annual meeting within 13 months of the last date of its prior annual meeting. In violation of this statute, DCA has adjourned its 1997 annual meeting from May 1 to August 2, 1997. As a result, DCA is now in violation of Section 603 of New York's Business Corporation Law.
                  75. Based on the foregoing, counterclaim-plaintiff is entitled to a mandatory injunction directing DCA to hold its meeting of shareholders immediately and/or a preliminary and permanent injunction restraining DCA from adjourning its August 1 annual meeting to any later date.
                  76. Counterclaim-plaintiff has no adequate remedy at law.

                            ELEVENTH CLAIM FOR RELIEF
                            -------------------------
                  77. Counterclaim-plaintiff restates the allegations in paragraph 1 through 76 above.
                  78. By virtue of the foregoing, the Director Defendants have breached, are breaching, and threaten to breach their fiduciary duties to the shareholders of DCA.
                  79. Counterclaim-plaintiff  has no  adequate  remedy  at  law.

WHEREFORE Defendants and  counterclaim-plaintiff  pray for the following relief:

                  A. Dismissing the Complaint with prejudice and awarding defendants their costs, disbursements and such other relief as the Court deems just and proper;
                  B. Declaring that Article XV of the DCA's Certificate of Incorporation, as amended, is invalid and unenforceable;
                  C. Granting SB preliminary and permanent injunctive relief prohibiting DCA's violation of Section 14(d) of the 1934 Act and Rule 14d-9 promulgated thereunder;
                  D. Declaring that Article VII of DCA's Articles of Incorporation is invalid and unenforceable;
                  E. Declaring that the Director Defendants' re- classification of DCA's board of directors from two classes to three classes is invalid and unenforceable because it contravenes Article VII;
                  F. Declaring that the Directors Defendants' unilateral lengthening of the terms of defendants Cohan, Gunther and Lozyniak was improper and unenforceable and as a result these

Director Defendants must stand for re-election at the 1997 annual meeting;
                  G. Declaring that, for the reasons set forth in Count V, the following acts by DCA's board are invalid and unenforceable: (i) the increase in directors from 7 to 9; (ii) the classification of the board into three classes;
(iii) the extension of the terms for existing directors so that only 3 of 9 directors will stand for re-election at the 1997 annual meeting;
                  H. Entering a preliminary and permanent injunction enjoining DCA from the foregoing acts;
                  I. Entering a preliminary and permanent injunction directing the Director Defendants to redeem the Rights so that SB's tender offer may proceed;
                  J. Declaring that SB has not violated, and is not continuing to violate, Section 13(d) of the 1934 Act;
                  K. Entering a mandatory injunction directing DCA to hold its meeting of shareholders immediately and/or a preliminary and permanent injunction restraining DCA from adjourning its August 1 annual meeting to any later date;
                  L. Enjoining the Director Defendants from breaching their fiduciary duties to the shareholders of DCA, including by failing to redeem the Rights and to waive Section 912, N.Y.B.C.L.

                  M. Granting such other further relief as the Court deems just and proper.


Dated:            May __, 1997





                                              -------------------------
                                              John F. Conway (CT 04763)
                                              Phyllis M. Pari (CT 08132)
                                              WIGGIN & DANA
                                              One Century Tower
                                              New Haven, CT  06508
                                              (203) 498-4400

                                              Attorneys for Defendants and
                                              Counterclaim-Plaintiff


Of Counsel:

Thomas J. Fleming
David E. Bamberger
OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
505 Park Avenue
New York, New York  10022
(212) 753-7200